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                                                                    EXHIBIT 99.1

                                PRESS RELEASE



CLEVELAND, OH, Sept. 23 -- Specialty Chemical Resources, Inc. (AMEX:CHM), announced today that it has entered into a credit agreement with Star Bank, National Association that provides for a $12,000,000 facility comprised of a revolving line of credit and a term loan. The Credit Agreement, entered into on September 18, 1996 and expiring on December 31, 1998, replaced the Company's $10,000,000 credit facility with National City Bank.

The Credit Agreement is a facility that allows for borrowings based upon collateral comprised of certain inventory, accounts receivable and machinery and equipment. Under the terms of the Credit Agreement, the Company is required to comply with various covenants, the most restrictive of which relate to the maintenance of certain financial ratios, levels of financial performance and tangible net worth, limits on capital expenditures and restrictions on distributions from the Company to its stockholders.

Specialty Chemical Resources is a custom formulator of specialty chemical products in aerosol containers primarily for industrial and automotive maintenance markets.